Exhibit 5.1

May 9, 2008

D&E Communications, Inc.

124 East Main Street, P.O. Box 458

Ephrata, PA 17522

Re:	Form S-8 Registration Statement

Dear Ladies and Gentlemen:

We have acted as counsel to D&E Communications, Inc. (“D&E”) in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-8 (the “Registration Statement”), of 1,750,000 shares of the $0.16 par value common stock of D&E (“Common Stock”), to be issued upon grant of shares (the “Shares”) by D&E pursuant to its 2008 Long-Term Incentive Plan of D&E Communications, Inc. (the “Plan”). The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

We have examined the Articles of Incorporation and By-Laws of D&E, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of D&E, the Registration Statement and such other documents relating to D&E as we have deemed material for the purposes of this opinion.

This Opinion Letter is provided pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K of the Securities and Exchange Commission for inclusion as an exhibit to the Registration Statement.

The law covered by the opinions expressed herein is limited to the federal law of the United States of America and the law of the Commonwealth of Pennsylvania. Our opinions herein are subject to the following conditions and assumptions:

(1) The Shares will be validly authorized on the dates issued pursuant to the Plan;

(2) The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

(3) No other change occurs in applicable law or the pertinent facts; and

(4) The provision of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Based upon and subject to the foregoing, and subject to the assumptions set forth herein, we are of the opinion that the shares of Common Stock to be issued pursuant to the Plan have been duly authorized and, upon issuance of the Shares pursuant to the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Barley Snyder LLC